Exhibit 99.1

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(US$ 000’s)
Segment Data
We manage our business on a geographical basis, with six operating segments: Bulgaria, Croatia, the Czech Republic, Romania, the Slovak Republic and Slovenia, which are also our reportable segments and our main operating countries. These segments reflect how CME Ltd.’s operating performance is evaluated by our chief operating decision makers, who we have identified as our co-Chief Executive Officers; how operations are managed by segment managers; and the structure of our internal financial reporting.
During 2014, we sold Bontonfilm, our theatrical and home video distribution business operating in the Czech Republic and Slovak Republic, and Pro Video Romania and Pro Video Hungary, our home video distribution businesses operating in those countries. In the fourth quarter of 2014, we classified our Romanian studios, cinema, music, radio and remaining distribution businesses as held for sale in our consolidated balance sheets and as discontinued operations in our consolidated statements of operations and comprehensive income and consolidated statements of cash flows.
We have recast all quarterly periods from the years ended December 31, 2014 and 2013 to present the results of these businesses as discontinued operations in our consolidated statements of operations and comprehensive income. These changes had no effect on net revenue, OIBDA or net loss for the years ended December 31, 2014 and 2013, as reported in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 12, 2015. Segment net revenue and OIBDA has been recast in each quarter presented to include only the results of continuing operations.
Our segments generate revenues primarily from the sale of advertising and sponsorship on our channels. This is supplemented by revenues from cable and satellite television service providers to carry our channels on their platforms and from revenues through the sale of distribution rights to third parties. Intersegment revenues and profits have been eliminated in consolidation.
We evaluate the performance of our segments based on net revenues and OIBDA. OIBDA, which includes amortization and impairment of program rights, is determined as operating income / loss before depreciation, amortization of intangible assets, impairments of assets and certain unusual or infrequent items that are not considered by our chief operating decision makers when evaluating our performance. Items that are not allocated to our segments for purposes of evaluating their performance and therefore are not included in their OIBDA, include stock-based compensation and certain other items.
Our key performance measure of the efficiency of our segments is OIBDA margin. OIBDA margin is the ratio of OIBDA to net revenues. We believe OIBDA is useful to investors because it provides a more meaningful representation of our performance as it excludes certain items that either do not impact our cash flows or the operating results of our operations. OIBDA is also used as a component in determining management bonuses. OIBDA may not be comparable to similar measures reported by other companies.
Below are tables showing our recast net revenues and OIBDA by segment for the twelve months ended December 31, 2014 and 2013, as well as each quarterly period thereof.

	(unaudited)
	For the Three Months Ended,				For the Year Ended,
Net revenues	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	December 31, 2014
Bulgaria	$19,276	$23,912	$17,711	$26,179	$87,078
Croatia	13,497	19,470	10,917	18,142	62,026
Czech Republic	39,033	59,299	38,080	66,367	202,779
Romania	36,857	49,431	37,180	55,146	178,614
Slovak Republic	18,146	24,211	17,679	30,520	90,556
Slovenia	14,261	17,585	9,598	19,926	61,370
Intersegment revenues(1)	(365)	(1,097)	(84)	(84)	(1,630)
Total net revenues	$140,705	$192,811	$131,081	$216,196	$680,793
(1) Reflects revenues earned from the sale of content to other country segments. All other revenues are third party revenues.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(US$ 000’s, except share and per share data

	(unaudited)
	For the Three Months Ended,				For the Year Ended,
Net revenues	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Bulgaria	$16,424	$24,245	$17,925	$28,854	$87,448
Croatia	12,093	17,796	10,938	21,037	61,864
Czech Republic	32,083	42,728	35,983	64,145	174,939
Romania	33,187	42,311	34,820	51,987	162,305
Slovak Republic	16,923	22,000	13,275	30,206	82,404
Slovenia	14,476	18,724	10,212	23,244	66,656
Intersegment revenues(1)	(1,067)	(1,115)	(135)	(165)	(2,482)
Total net revenues	$124,119	$166,689	$123,018	$219,308	$633,134
(1) Reflects revenues earned from the sale of content to other country segments. All other revenues are third party revenues.

	(unaudited)
	For the Three Months Ended,				For the Year Ended,
OIBDA	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	December 31, 2014
Bulgaria	$(2,746)	$5,634	$2,162	$4,317	$9,367
Croatia	671	4,856	(549)	2,857	7,835
Czech Republic	2,713	20,700	9,694	28,857	61,964
Romania	4,326	11,774	4,885	16,274	37,259
Slovak Republic	(3,162)	3,060	(2,070)	6,758	4,586
Slovenia	515	2,690	(3,439)	5,565	5,331
Elimination	385	(63)	30	(368)	(16)
Total Operating Segments	2,702	48,651	10,713	64,260	126,326
Corporate	(6,097)	(7,841)	(7,776)	(9,166)	(30,880)
Total OIBDA	$(3,395)	$40,810	$2,937	$55,094	$95,446

	(unaudited)
	For the Three Months Ended,				For the Year Ended,
OIBDA	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Bulgaria	$(2,427)	$3,931	$1,601	$10,286	$13,391
Croatia	(607)	4,176	16	4,673	8,258
Czech Republic	(6,878)	928	(3,272)	(382)	(9,604)
Romania	1,109	7,436	(4,843)	(1,248)	2,454
Slovak Republic	(3,568)	(556)	(6,092)	(9,643)	(19,859)
Slovenia	1,837	4,235	(4,000)	7,182	9,254
Elimination	(8)	10	(110)	62	(46)
Total Operating Segments	(10,542)	20,160	(16,700)	10,930	3,848
Corporate	(10,175)	(13,229)	(16,324)	(12,525)	(52,253)
Total OIBDA	$(20,717)	$6,931	$(33,024)	$(1,595)	$(48,405)

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(US$ 000’s, except share and per share data

	(unaudited)
Reconciliation of Total OIBDA to Operating (loss) / profit:	For the Three Months Ended,				For the Year Ended,
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	December 31, 2014
Total OIBDA	$(3,395)	$40,810	$2,937	$55,094	$95,446
Depreciation of property, plant and equipment	(8,060)	(8,051)	(7,900)	(8,825)	(32,836)
Amortization of intangible assets	(3,227)	(3,187)	(3,060)	(2,874)	(12,348)
Other items (1)	—	(6,885)	—	(5,097)	(11,982)
Operating (loss) / profit	$(14,682)	$22,687	$(8,023)	$38,298	$38,280

(1)
Other items for the three months ended June 30, 2014 is comprised of a fine the competition agency in Slovenia was seeking to impose which was subsequently released in fourth quarter of 2014. Other items for the three months ended December 31, 2014 is comprised of an accrual related to tax audits of certain subsidiaries in Romania, offset partially by the reversal of the fine levied in Slovenia.

	(unaudited)
Reconciliation of Total OIBDA to Operating loss:	For the Three Months Ended,				For the Year Ended,
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Total OIBDA	$(20,717)	$6,931	$(33,024)	$(1,595)	$(48,405)
Depreciation of property, plant and equipment	(9,149)	(8,119)	(7,759)	(12,148)	(37,175)
Amortization of intangible assets	(3,917)	(3,571)	(3,713)	(3,560)	(14,761)
Impairment charge	—	—	—	(79,676)	(79,676)
Operating loss	$(33,783)	$(4,759)	$(44,496)	$(96,979)	$(180,017)

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